Exhibit 10.1

August 20, 2018

Mr. Michael Ford

Dear Mike:

This letter confirms our offer to you to join ORBCOMM Inc. (“ORBCOMM”) as Executive Vice President and Chief Financial Officer reporting to the Chief Executive Officer, Marc Eisenberg, with an employment start date of Tuesday, September 4, 2018. This employment offer is contingent on the completion to our satisfaction of your background investigation and the formal approval by ORBCOMM’s Board of Directors. This offer letter supersedes any and all prior written and oral understandings and constitutes the sole and entire agreement relating to ORBCOMM’s offer of employment to you.

Your compensation package will consist of (i) an annual base salary of $310,000, paid on a semi-monthly basis, (ii) an annual cash bonus targeted at 75% of your annual base salary subject to continued employment on the date on which such bonus is paid, subject to achieving certain performance metrics established by ORBCOMM’s Compensation Committee each year; and (iii) subject to the approval of ORBCOMM’s Compensation Committee and the terms of ORBCOMM’s Long-Term Incentive Plan, the Company will grant you annual long-term equity based awards with an aggregate value targeted at 110% of your annual base salary consisting of a combination (consistent with other senior executives) of (a) time-based restricted share units, (b) performance-based restricted stock units that are subject to achieving certain performance metrics established by ORBCOMM’s Compensation Committee each year and (c) market performance units that are subject to achieving certain stock price performance metrics established by ORBCOMM’s Compensation Committee for each year of the performance period, in each case subject to your continued employment on the applicable vesting dates. For 2018, your annual cash bonus and annual long-term equity awards will be prorated for the number of days in calendar year 2018 that you are employed by ORBCOMM. You will also be entitled to receive employee benefits which currently include medical, dental, LTD insurance, AD&D insurance, group term life insurance and 401(k), as they may exist from time to time. Such plans may be amended, suspended, or terminated at the Company’s sole discretion.

Upon commencement of your employment with ORBCOMM, you will be required to sign a non-disclosure agreement, non-competition and “Employee Agreement to Arbitrate Claims.” Further, this offer of employment is contingent upon your ability to provide sufficient documentation to meet the requirements of the Immigration Reform and Control Act of 1986. This documentation must be presented within three days of employment start date.

This letter is only an offer of employment and is not a contract for any period of employment. Your employment with ORBCOMM will be “at-will,” meaning that either you or ORBCOMM can terminate the employment relationship at any time, with or without notice, for any reason not prohibited by law or for no reason.

Mike, we look forward to your acceptance of our offer and having you join our organization. Please sign this letter as acknowledgement of your acceptance and return it to me by at your earliest convenience.

Regards

/s/ Michele Coniglio
Michele Coniglio
Vice President, Human Resources

cc: Marc Eisenberg

ACCEPTED:

/s/ Michael Ford August 20, 2018
Michael Ford	Date